Exhibit 10.1

SEPARATION AGREEMENT, WAIVER AND RELEASE

This Separation Agreement, Waiver and Release (the “Separation Agreement”) is voluntarily being entered into by me, DREW M. KELLEY, acting on behalf of myself, my heirs, executors, administrators, successors and assigns, and by MOHEGAN TRIBAL GAMING AUTHORITY D/B/A MOHEGAN GAMING AND ENTERTAINMENT (the “Enterprise”), an instrumentality of The Mohegan Tribe of Indians of Connecticut (the “Tribe”), acting on behalf of itself and on behalf of its former, present and future affiliates, partners, members, directors, officers, principals, agents, employees, and their respective successors and assigns (hereinafter, individually and collectively, including the Tribe, “Releasees”) for purposes of mutually exchanging the consideration set forth herein and mutually resolving fully and finally any claims and/or disputes that have or could have arisen out of or related to my employment by the Enterprise up until the date of full and final execution of this Separation Agreement.

WHEREAS, I have been employed by the Enterprise in the capacity of Senior Vice President and Chief Financial Officer of the Enterprise pursuant to the terms of an Employment Agreement dated and made effective as of June 4, 2018 (the “Employment Agreement”); and

WHEREAS, I resigned from my employment with the Enterprise effective March 21, 2020 (the “Separation Date”); and

WHEREAS, the Enterprise and I each desire to resolve against the other any and all claims that have and/or could have arisen out of or in connection with my employment relationship with the Enterprise, my resignation from the Enterprise and/or the Employment Agreement to the date of this Separation Agreement and to enter into this Separation Agreement to resolve all such issues without admitting any wrongdoing.

NOW THEREFORE, to resolve fully and finally all claims arising out of and/or relating to the Employment Agreement and/or my employment relationship with the Enterprise and with any other person or entity affiliated with or acting on behalf of the Enterprise to the date of this Separation Agreement, and in consideration of, among other things, the mutual promises set forth herein, the receipt and adequacy of which consideration is acknowledged by me and the Enterprise, the Enterprise and I hereby agree and stipulate as follows:

1.    TERMINATION OF EMPLOYMENT.

The Enterprise and I acknowledge and agree that I resigned from my employment with the Enterprise on the Separation Date. The Enterprise and I further acknowledge and agree that all obligations of the Enterprise to me, except as specifically set forth herein, are terminated. I am entering into this Separation Agreement voluntarily for the purpose of the mutual considerations contained herein.

2.    ENTERPRISE’S CONSIDERATION TO ME.

In consideration of my additional undertakings and my full and complete release of actual and potential claims as set forth herein, the Enterprise shall:

a.    Pay me as severance regular weekly installments of my base salary in effect as of the Separation Date through April 30, 2020 (the “Severance Payment Period”);

b.    Continue its contribution to the premium for my group health insurance coverage through the end of the Severance Payment Period (or such lesser period if I obtain group health insurance coverage through another source), provided that my premium contribution for such health plan will be deducted from my payments under clauses a. hereof;

c.    Waive any claims for recovery of my sign-on payment and my automobile allowance, as provided in the Employment Agreement; and

d.    In the event of my death, pay to my estate any severance payments under this Separation Agreement then remaining unpaid.

I understand that all such payments and benefits are subject to deductions for payroll taxes and any other deductions required or imposed by law.

I acknowledge and agree that the above consideration constitutes good, valuable and sufficient consideration, to which I am not otherwise entitled, for my waiver and release of any and all actual or potential claims I may have against the Enterprise and/or the Releasees.

3.    WAIVER OF CLAIMS AND CAUSES OF ACTION.

In consideration for my undertakings herein, except for those obligations specifically set forth in this Separation Agreement, the Enterprise hereby waives and forever releases and discharges me from any and all claims and causes of action of any kind whatsoever that it now has, or had, against me, whether known or unknown, which arose or could have arisen out of or during the course of my employment with the Enterprise up to the Separation Date.

In consideration for the undertakings herein by the Enterprise, I hereby waive and forever release and discharge the Enterprise and the Releasees from any and all claims and causes of action of any kind whatsoever that I now have, or had, against the Enterprise and/or any of the Releasees, whether known or unknown, which arose or could have arisen prior to my execution of this Separation Agreement, including but not limited to the following:

a.    Any and all claims, duties, obligations and causes of action, arising out of or during the course of my employment with the Enterprise under the Employment Agreement, for employment, any transfers, assignments, reassignments and/or the termination of my employment including any claims of contract or in tort;

b.    Any claims for past or future compensation, severance payments, accrued and/or future bonus or incentive payments, reimbursement of expenses, payment of life and/or disability insurance premiums, payment of vehicle lease or car allowance, accrued and unused personal time off (“PTO”) which includes vacation and sick time, any compensation plans, defamation, intentional or negligent infliction of emotional distress, failure to promote, retaliatory and discriminatory discharge, disability discrimination, wrongful discharge, retaliation for exercise of speech rights, interference with contractual relations, prima facie tort and all other contract or tort claims, or claims for indemnification, whether or not arising out of or during the course of my employment or the termination of such employment, including, but not limited to, any claims for unpaid commissions or other incentive compensation, past or future bonuses (provided that my release of the foregoing does not waive or release the Enterprise from making the payments set forth in Section 2, above, nor any of my rights under COBRA to continue health insurance coverage or for any vested retirement benefit for which I am eligible); and

c.     Any and all claims and causes of action that the Enterprise or any of the Releasees discriminated against me in violation of any applicable federal, state or local/tribal law prohibiting discrimination based on age, race, disability or handicap, gender, national origin, ethnic origin, religion or other forms of discrimination, including, among others, but not limited to the Equal Pay Act of 1964, 29 U.S.C. § 206; the Age Discrimination In Employment Act; the Older Workers’ Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Rehabilitation Act of 1973; the Vietnam Era Veterans Readjustment Assistance Act; the National Labor Relations Act; the Employee Retirement Income Security Act; any federal, state or Tribal whistleblower law; the Connecticut Fair Employment Practice Act; the Indian Civil Rights Act; the Mohegan Discriminatory Employment Practices Ordinance; the Mohegan Torts Ordinance; or any other federal, state or local/Tribal law, whether or not specifically identified herein.

I agree never to file, commence, prosecute or support financially any action, claim, complaint, proceeding, or charge against the Enterprise or the Releasees in any tribal, state or federal court, administrative agency, or through arbitration or mediation or any other forum with respect to any matter, for or with the purpose of recovering damages or other monetary or personal or equitable relief, or any penalty or censure against the Enterprise or the Releasees, based on any claim that was or could have been raised arising out of the employment relationship, or for any act, transaction, practice, conduct or omission, known or unknown, that has occurred prior to the date of this Separation Agreement.

If any claim is not subject to release, I waive, to the fullest extent permitted by applicable law, any right or ability to be a class or collective action representative or otherwise to participate in any claim, including any putative or certified class, collective or multi-party action or proceeding based on such claim in which the Enterprise and/or any of the Releasees is a party.

I represent and warrant that I do not have any present knowledge of any injury, illness or disease that is or may be compensable as a workers’ compensation claim or similar claim for work-related injuries, illnesses or diseases.

Neither I nor the Enterprise is waiving or releasing the other party from any claim for violation of this Separation Agreement.

4.    NON-ADMISSION.

I recognize that the Enterprise, by entering into this Separation Agreement, is not admitting any violation of any law or duty to me; and similarly, I am not admitting any violation of law or duty to the Enterprise.

5.    CONFIDENTIALITY; NON-COMPETITION; WORK MADE FOR HIRE.

a.    I acknowledge that while employed by Enterprise, I had access to, possessed or was otherwise exposed to confidential information in connection with my employment concerning the Enterprise and its affiliates and subsidiaries, and that I was at all times under a duty to maintain the confidentiality of such information and not to use the same for my benefit or the benefit of another party. I understand, acknowledge, and agree that my duties, obligations and covenant to maintain the confidentiality of information concerning the Enterprise and its affiliates and subsidiaries continue indefinitely and do not terminate with the termination of my employment with the Enterprise. By entering into this Separation Agreement, I agree that any and all of my prior agreements to maintain the confidentiality of confidential information, including but not limited to those set forth in the Employment Agreement, shall continue hereinafter in full force and effect. I hereby further agree, prior to the Separation Date, to return to the Enterprise all documents, records, notebooks and similar repositories of or containing confidential information and all personal property of the Enterprise that are in my possession, including but not limited to keys, access cards, key fobs, computers, documents in any form, customer and patron lists or other information about the Enterprise and its affiliates and subsidiaries and its and their patrons, including financial information, legal documents and information, and marketing and financial plans and strategies. In the event that I should at any time in the future identify any confidential information or personal property of the Enterprise in my actual or constructive possession, I shall forthwith return the same to the Enterprise.

b.    I further acknowledge that I am and remain bound by and subject to a covenant not to compete with the Enterprise or its affiliates or subsidiaries in the States of New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire and Maine and a radius of one hundred twenty five (125) statute miles from any site in which the Enterprise or any of its affiliates or subsidiaries holds, has an application pending for, or has formed a plan made by or disclosed to me by the Enterprise while I was employed by the Enterprise, to apply for, a gaming license, whether as a ‘qualifier’ or a ‘principal’ (the “Restricted Area”) and for the period of one year after the Separation Date (the “Restricted Period”). For the avoidance of doubt, the Business of the Enterprise or its affiliates or subsidiaries to which the covenant not to complete applies shall not include any hotel, entertainment, retail or other facility that does not also include gaming or an associated gaming facility. I further covenant that in the Restricted Area and for the duration of the Restricted Period, I shall abide by the terms of Section 8 of the Employment Agreement.

c.    I further acknowledge and confirm that all documents prepared by or contributed to by me in connection with my employment with the Enterprise (“Documents”) were made by me for, at the instigation and under the overall direction and supervision of, the Enterprise, and that all of the Documents are and shall be regarded as “work made for hire” (as used in the U.S. Copyright Act) by me for the Enterprise. Without curtailing or limiting the aforesaid acknowledgement, I hereby assign, grant and deliver (and hereby agree to assign, grant and deliver) exclusively to the Enterprise all rights, titles and interests of every kind and nature whatsoever in and to the Documents and all copies and versions thereof. I further agree to execute and deliver to the Enterprise such other assignments as the Enterprise may from time to time reasonably require to establish, evidence, enforce or defend its complete ownership of the Documents.

6.    NON-DISPARAGEMENT AND COOPERATION.

I covenant and agree that I will make no comments, remarks or statements (whether written or oral) disparaging the Enterprise or any of its affiliates or subsidiaries, including any of its or their members, directors, officers or employees. The Enterprise covenants and agrees that it will make no comments, remarks or statements (whether written or oral) disparaging me; the Enterprise shall notify its executives and board members of this covenant not to disparage me and will cause them to comply therewith. Notwithstanding the foregoing, neither I nor the Enterprise (or any of the Releasees) will be deemed to be in violation of my or its obligations hereunder, as applicable, for providing full and truthful responses to inquiries from any applicable federal, state or tribal governmental or quasi-governmental authorities, including without limitation any gaming regulatory authority.

During the Severance Payment Period, I agree to cooperate with and assist the Enterprise in the transition of business matters from me to other executives at the Enterprise. I also agree to cooperate with and assist the Enterprise and its affiliates and subsidiaries in addressing matters that arose during the course of my employment, including without limitation (i) the defense of any claims that may be made against the Enterprise and/or its affiliates or subsidiaries, and (ii) the prosecution of any claims that may be made by the Enterprise and/or its affiliates or subsidiaries, to the extent that any such claims may relate to the duties and services performed by me, and (iii) the Enterprise’s response to any inquiries by any gaming regulatory authority having oversight of the Enterprise and/or its affiliates or subsidiaries. The Enterprise agrees to reimburse me for my reasonable out-of-pocket costs and expenses associated with such assistance and cooperation, including travel expenses in accordance with the Enterprise’s travel and reimbursement policy. The Enterprise acknowledges that my cooperation and assistance contemplated hereby shall be subject to my reasonable availability.

The Enterprise shall take such reasonable steps as may be required to ensure the orderly withdrawal of my gaming license(s) and/or gaming application(s) in each jurisdiction in which the termination of my employment with the Enterprise requires action by the Enterprise or its affiliates or subsidiaries to effect such withdrawal. Further, the Enterprise agrees to provide reasonable cooperation and assistance to me in connection with any regulatory inquiries arising out of my employment, to the extent that such cooperation and assistance is not in conflict with any applicable code of conduct or regulatory requirement.

7.    SEVERABILITY.

If any provision of this Separation Agreement is determined to be null, void, or inoperable for any reason, such provision shall be severable and the remaining provisions of this Separation Agreement shall remain in full force and effect; provided that in the event that my obligations to release the Enterprise and the Releasees under Section 3 are declared void, then the obligations of the Enterprise to pay me consideration under Section 2 for such undertakings and release shall be void, and any consideration paid to me and to which I was not otherwise entitled shall be subject to repayment to the Enterprise.

8.    IN THE EVENT OF BREACH.

In the event that I breach any of the provisions of this Separation Agreement, including, without limitation, my covenants of confidentiality or noncompetition, I understand that the Enterprise may bring an action to enjoin any such breach, as the Enterprise would suffer irreparable harm in the event of such breach. In the event that I breach my duty of confidentiality or noncompetition toward the Enterprise or my specific covenants herein, the Enterprise shall have all remedies available at law or in equity. In addition, with respect to any breach or threatened breach of my duty of confidentiality or noncompetition herein, the Enterprise has the right to notify my new or prospective employer of the terms and conditions of this Separation Agreement.

In the event of breach of this Separation Agreement, either the Enterprise or I may retain the services of an attorney to prosecute such claim, and the prevailing party shall be entitled to its reasonable attorney’s fees and expenses incurred in investigating and prosecuting such breach.

9.    GOVERNING LAW; DISPUTE RESOLUTION; NO ASSIGNMENT.

This Separation Agreement shall be construed in accordance with the laws of the State of Connecticut without regard to its conflict of laws’ provisions. In any action arising out of or related to this Separation Agreement, the parties consent to the jurisdiction of the Gaming Disputes Court of the Tribe over such matter.

Except for actions to enforce Sections 5 and 6 of this Separation Agreement, any dispute between the parties as to the interpretation of this Separation Agreement or any rights or obligations arising hereunder, including, without limitation, the arbitrability of any dispute, shall be resolved exclusively by binding arbitration in accordance with the then prevailing rules of the American Arbitration Association (or any successor thereto to the extent not inconsistent herewith), upon notice to the other party of its intention to do so. The Enterprise and I agree that any such arbitration shall be confidential and that in any such arbitration each party shall be entitled to discovery as provided by the Federal Rules of Civil Procedure. All hearings shall be conducted in Hartford County, Connecticut, commencing within fifteen (15) days after the arbitrator is selected and shall be conducted in the presence of the arbitrator. The decision of the arbitrator will be final and binding on the parties. No demand for arbitration shall be submitted to the arbitral forum unless and until the party asserting the existence of a dispute has given notice to the other party of the grounds therefor, and the parties have met and conferred in an effort to resolve the dispute; provided that the demand for arbitration shall not be delayed more than thirty (30) days after notice of the dispute is provided.

The Enterprise hereby waives its sovereign immunity from arbitration for claims by me to enforce this Separation Agreement and any remedies for breach thereof, consents to personal jurisdiction and venue in any court of the State of Connecticut, any federal court sitting in the State of Connecticut, and the Mohegan Gaming Disputes Court for the purposes set forth herein, and waives any claim that it may have that such court is an inconvenient forum for the purposes of any proceeding arising under this Separation Agreement as aforesaid and, with respect to a proceeding in a court of the State of Connecticut or a federal court sitting in the State of Connecticut, any requirement that tribal remedies be exhausted.

I understand and agree that I may not assign this Separation Agreement or any of my rights under this Separation Agreement.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the Separation Date.

/s/ Drew M. Kelley
Name: Drew M. Kelley

ENTERPRISE: Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming and Entertainment

By:	/s/ Mario Kontomerkos
Name: Mario Kontomerkos Title: CEO

7